                                                                     Exhibit 5.1



                                  July 30, 1999

Warburg, Pincus Investors, L.P.
466 Lexington Avenue
New York, New York 10017-3147

Ladies and Gentlemen:

         Reference is made to the Series B Preferred Stock Purchase Agreement, dated as of even date herewith, (the "Stock Purchase Agreement"), complete with all listed exhibits thereto, by and between IA Corporation I, a Delaware corporation (the "Company"), and Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Investor"), which provides for the issuance by the Company to the Investor of 400 shares of the Company's Series B Preferred Stock (the "Shares"). This opinion is furnished to you pursuant to Section 6.3 of the Stock Purchase Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meaning given to them in the Stock Purchase Agreement.

         We have acted as counsel for the Company in connection with the negotiation of the Stock Purchase Agreement and issuance of the Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof.

         As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that, after an examination of documents made available to us by the Company and after inquiries of officers of the Company but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company solely in connection with the Stock Purchase Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

         For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary partnership (or other) action, to execute and deliver the Stock Purchase Agreement and we assume that the representations and warranties made by you in the Stock Purchase Agreement and pursuant thereto are true and correct. We also assume that you have purchased the Shares for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code.

         The opinions hereinafter expressed are subject to the following qualifications:

         A. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

Warburg, Pincus Investors, L.P.
July 30, 1999
Page 2


         B. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors generally.

         C. We express no opinion as to compliance or non-compliance with the anti-fraud provisions of state and federal laws, rules and regulations concerning the issuance of securities.

         D. We express no opinion as to the enforceability of the indemnification provisions of Section 4.6 of the Stock Purchase Agreement to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions.

         E. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of California and the general corporate laws of the State of Delaware. In particular, we express no opinion as to the state securities or blue sky laws of any state other than California. As you are aware, we are not licensed to practice law in the State of Delaware, and our opinions as to the general corporate laws of the State of Delaware are based solely upon review of standard compilations of the Delaware General Corporation Law and without reference to its conflicts of law rules.

         F. In rendering the opinion set forth in paragraph 1 below as to the qualification and good standing of the Company in Delaware, we have relied exclusively on a certificate of the Delaware Secretary of State.

         Based upon and subject to the foregoing, and as except as set forth in the Reorganization Agreement, we are of the opinion that:

            1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            2. Corporate Power. The Company has full corporate power and authority to own or lease its properties and conduct its business as currently conducted.

            3. Valid Issuance; Authority. The Shares, when issued and sold to the Investor as provided in the Stock Purchase Agreement, and the Class B Common Stock issuable upon conversion of the Shares and the Common Stock issuable upon exchange of the Class B Common Stock when issued pursuant to the Amended and Restated Certificate of Incorporation and the Certificate of Designation will be duly and validly issued, fully paid and nonassessable. The execution and delivery of the Stock Purchase Agreement by the Company, and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and, no other proceedings are necessary to authorize the Stock Purchase Agreement or to consummate the transactions contemplated thereby. The Stock Purchase Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

            4. No Conflict. The execution and delivery of the Stock Purchase Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in

Warburg, Pincus Investors, L.P.
July 30, 1999
Page 3


any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation under any provision of the Amended and Restated Certificate of Incorporation, the Certificate of Designation and Bylaws of the Company.

            5. Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company will consist of 40,000,000 shares of authorized Common Stock, $.01 par value, of which 5,000,000 are designated Class B Common, and 5,000,000 shares of Preferred Stock, $.001 par value, 400 of which are designated Series B Preferred Stock (collectively, the "Company Capital Stock").

         This opinion is solely for your benefit in connection with the purchase of the Shares, and may not to be relied upon by any other person or for any other purpose without our express prior written consent.

                                            Very truly yours,


                                            /S/ WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation